SCHEDULE A

ARROW INVESTMENTS TRUST

The following series of Arrow Investments Trust are subject to this Plan, at the fee rates specified:

Fund	Fee (as a Percentage of Average Daily Net Assets of the Fund)*
Arrow DWA Tactical: Macro ETF	0.25%
Arrow Reserve Capital Management ETF Arrow DWA Tactical: International ETF Arrow Reverse Cap 500 ETF	0.25% 0.25% 0.25%

* The determination of daily net assets shall be made at the close of business each day throughout the month and computed in the manner specified in the then current Prospectus for the determination of the net asset value of Creation Units.  Plan payments shall be made within ten (10) days of the end of each calendar month unless otherwise agreed by the parties and approved or ratified by the Trustees.

Adopted:  September 11, 2013

Amended: March 8, 2016

Amended: March 21, 2017

Amended: March 22, 2018

Amended: March 22, 2021